Exhibit 4

EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

NEW YORK, NEW YORK

DEFERRED VARIABLE ANNUITY

Modified Single Purchase Payment

Variable Accumulation Values

Fixed Annuity Income Payments

Guaranteed Withdrawal Benefit For Life

Nonparticipating

Empire Fidelity Investments Life Insurance Company (also referred to as "EFILI", "we" or "us") agrees to pay guaranteed withdrawal amounts starting after the youngest Annuitant reaches age 59.5 and monthly fixed annuity income to the Owner(s) starting on the Annuity Date.

These agreements are subject to all the provisions of this Contract.

This Contract has been issued in consideration of the Single Purchase Payment. We assess daily Mortality and Expense Risk Charges at annual rates of [0.85%] against the assets of a Contract issued with a single Annuitant and [1.00%] against the assets of a Contract issued with joint Annuitants. In addition, a daily Administrative Charge at an annual rate of 0.25% is charged against the assets of each Contract.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE CONTRACT VALUE, PAGE 10).

Signed for the Company at its Executive Offices in New York, New York

Jon Skillman	President
David J. Pearlman	Secretary

RIGHT TO RETURN THE CONTRACT

When this Contract is issued, You have 10 days after You receive it from us to examine it, unless it is a replacement Contract, in which case You have 60 days. Within this applicable period of time You can return the Contract to us at our Annuity Service Center for any reason. If You do, the Contract will be canceled and will be void from the beginning. If You are canceling a Qualified Contract within ten days of receiving it, we will promptly refund the greater of (1) your Purchase Payment in full, neither crediting your account for earnings nor charging it with any administrative expenses; or (2) your Purchase Payment plus the investment performance of the Money Market Investment Option. For other cancellations, we will refund your Purchase Payment, including any fees and charges deducted from the purchase payment that is allocated to the separate account, plus or minus the investment performance of the Contract. If your free look period ends on a non-business day, the next business day will be used.

PLEASE READ YOUR CONTRACT CAREFULLY

This is a legal contract between you and us.

ANNUITY SERVICE CENTER

P.O. Box 770001, Cincinnati, OH 45277-0050

For customer assistance or inquiries, please call 800-634-9361.

GUIDE TO CONTRACT PROVISIONS

Page
CONTRACT SCHEDULE	4
GLOSSARY	5
CHARGES UNDER THE CONTRACT	7
PURCHASE PAYMENTS	7
Application and Purchase Payment
Purchase Payments Made With Returned Checks or Unfunded
Electronic Funds Transfers
Investment Allocation of Your Purchase Payment
CONTRACT VALUE	9
Contract Value
THE VARIABLE ACCOUNT	9
Variable Account
Investment Options
MAKING EXCHANGES AMONG INVESTMENT OPTIONS	10
In General
Making Exchanges by Telephone or Internet
Effective Date of Exchanges Among Investment Options
Market Timing
Short-Term Trading Risk
FILI Policies Regarding Frequent Trading
Frequent Trading Monitoring and Restriction Procedures
VALUATION PERIOD, TOTAL RETURN, ACCUMULATION
UNITS AND ACCUMULATION UNIT VALUE	14
Valuation Period
Total Return for an Investment Option
Accumulation Units and Accumulation Unit Value
WITHDRAWALS	15
Guaranteed Withdrawal Benefit For Life
GWB Amount
GWB Value
Withdrawals Before Youngest Annuitant Reaches Age 59 1/2
Withdrawals in Excess of Annual GWB Amount
Conversion of GWB Amount Payments
Systematic Withdrawal Program Postponement of Payment
Automatic Transfer to Money Market Investment Option
Upon Due Proof of Death
REQUIRED DISTRIBUTIONS UPON DEATH OF OWNER	23
SPECIAL RULES FOR CONTRACT HELD BY REVOCABLE
GRANTOR TRUST	24
ANNUITY DATE	24
In General
Qualified Contracts
ANNUITY INCOME	26
Guaranteed Annuity Income Purchase Rates
OWNERS, ANNUITANTS AND BENEFICIARIES	29
Owners
Annuitants
Beneficiaries
GENERAL PROVISIONS	32
Entire Contract
Written Notice to the Annuity Service Center
Misstatement of Age or Sex
Reports to Owner(s)
Protection of Proceeds
Basis of Values
Non-Participating
Assignment
Notification of Death
Proof of Survival
Voting Rights
RESERVED RIGHTS	35
ANNUITY TABLES	37

CONTRACT SCHEDULE

CONTRACT NUMBER:	[Z0000000]
CONTRACT DATE:	[January 1, 2005]
CONTRACT TYPE:	[Qualified][Non-Qualified]
ANNUITY DATE:	[June 1, 2025]
OWNER(S):	[John Doe]
[Mary Doe]
ANNUITANT(S)/DATE OF BIRTH(S)	[John Doe] [xx/xx/xxxx]
[Mary Doe] [xx/xx/xxxx]
PURCHASE PAYMENT:	[$25,000]
(or The Portion of Purchase Payment
Received on The Contract Date)
MINIMUM PURCHASE PAYMENT	[$25,000]
MINIMUM CONTRACT VALUE	[$2,500]
ANNUAL MORTALITY AND EXPENSE
RISK CHARGE:	[1.15%]
ANNUAL ADMINISTRATIVE CHARGE:	[0.25%]
SURRENDER CHARGE	[2%] of Withdrawal Amount
DURATION OF SURRENDER CHARGE	[5] Contract Years

INVESTMENT OPTIONS

[Money Market]

[Balanced]

[FundsManager 60%]

[Others]

GLOSSARY

Accumulation Unit - A unit of interest in an Investment Option.

Accumulation Unit Value - The value of a particular Accumulation Unit at a particular time.

Annuitant or Annuitants - The person(s) designated by the Owner(s) whose age and life determine eligibility for benefits under the Guaranteed Withdrawal Benefit For Life provision and the Annuity Income provisions.

Annuity Date - A date selected by the Owner(s) for annuity income payments to begin. This date can be as late as the first day of the calendar month on or after the Contract Anniversary that falls on or after the oldest Owner's 95th birthday.

Beneficiary or Beneficiaries - The person or persons who receive money from the Contract if all the Owners and Annuitants die.

Code - The Internal Revenue Code of 1986, as amended.

Contract Anniversary - The same month and day as the Contract Date in each later year.

Contract Date - The date your Contract becomes effective. We show this date on the Contract Schedule.

Contract Value - The total amount attributable to a Contract at any time before annuity income payments begin.

Contract Year - A year that starts on the Contract Date or a Contract Anniversary and ends at the close of business on the day before the next Contract Anniversary.

Exchanges - Transfers of values among the Investment Options.

Funds - The mutual fund portfolios in which the Investment Options invest.

Gross Withdrawal - The amount by which a withdrawal reduces the Contract Value. Such amount may include a Surrender Charge and taxes.

Guaranteed Withdrawal Benefit Amount ("GWB Amount") - The amount you are eligible to withdraw each Contract Year after the youngest Annuitant reaches age 59 1/2.

Guaranteed Withdrawal Benefit Value ("GWB Value") - The value we use to determine your GWB Amount.

Investment Options - The Subaccounts of the Variable Account to which you may allocate your Contract Value. Each Subaccount invests exclusively in the shares of one Fund.

IRA - Refers generally to both an Individual Retirement Account and an Individual Retirement Annuity as defined in sections 408(a) and (b) respectively, of the Code.

When it is used to refer to a Qualified Contract, it means a Contract that qualifies as an Individual Retirement Annuity as defined in section 408(b) of the Code.

Money Market Period - The period of time during the Contract's Free Look Period where your Contract will be invested entirely in the Money Market Investment Option if your Contract is a Qualified Contract or if state law requires that we return at least the amount of your Purchase Payment.

Non-qualified Contract - A contract other than a Qualified Contract. This type of Contract may be purchased with money from any source.

Owner(s) - also "You" or "Your" - The one or two persons who have the ownership rights and privileges under the Contract. Two people may purchase a Contract only if they are spouses.

Qualified Contract - A Contract that qualifies as an Individual Retirement Annuity under Section 408(b) of the Code.

Purchase Payment - The single premium amount you invest in a Contract before any deduction for premium taxes.

Subaccounts - The divisions of the Variable Account, each of which invests exclusively in the shares of one Fund.

Total Return - A measure of the investment performance for an Investment Option from one Valuation Period to the next.

Valuation Period - The period of time between one determination of the value of Accumulation Units to the next determination. We make determinations as of the close of business of the New York Stock Exchange (normally 4 p.m. Eastern Time) each day that the Exchange is open for trading.

Variable Account - Fidelity Investments Variable Annuity Account I.

Withdrawal Percentage - The percentage we use to determine the GWB Amount for your Contract each Contract Year. The first withdrawal you make after the youngest Annuitant reaches age 59½ will determine the Withdrawal Percentage for the duration of your Contract.

You, you or Your, your - The one or two persons who own a Contract. Once the Contract is issued, the Owner(s) may not be changed. You may not remove an Owner.

CHARGES UNDER THE CONTRACT

The following are all the charges we make under your Contract.

(1) Mortality and Expense Risk Charge. We assess a daily charge against each Contract's assets at the annual rate shown on your Contract Schedule page.

(2) Administrative Charge. We assess a daily charge against each Contract's assets at the annual rate shown on your Contract Schedule page.

(3) Surrender Charge. We assess the Surrender Charge shown on your Contract Schedule for withdrawals made during the Surrender Charge period shown on your Contract Schedule page. The Surrender Charge is assessed against the withdrawal amount. No Surrender Charge will apply to (i) any eligible GWB Amount withdrawal, (ii) withdrawals from a Qualified Contract that are necessary to comply with the minimum required distributions under the Code, and are taken as part of a Systematic Withdrawal Program offered by us, or (iii) withdrawals that are required following the death of an Owner. A Surrender Charge will not be assessed on the Annuity Date.

(4) Premium Taxes. We deduct a charge equal to any premium taxes we are required to pay in connection with your Contract.

(5) Other Taxes. We reserve the right to charge for any other taxes (in addition to premium taxes) that we may have to pay.

RESERVED RIGHTS

We reserve the right to:

1. Reject Purchase Payments made with cash-like instruments including, but not limited to money orders, cashier's checks, bank drafts, postal money orders and Traveler's Express international money orders.

2. Limit the number of days on which you can make Exchanges, but you will always be able to make Exchanges on at least four days each calendar year unless you have been blocked from trading into all other available Investment Options.

3. Reject Exchanges communicated to us by anyone acting under a power of attorney on behalf of more than one Owner. We also reserve the right to reject Exchange instructions we receive from anyone that any Owner has authorized to make multiple Exchanges.

4. Reject specific transactions or impose restrictions in respect of any Contract owned or controlled commonly with a Contract subject to restrictions imposed as the result of frequent trading, or in respect of any Contract owned or controlled commonly by a person who as the result of frequent trading is the subject of complex-wide block by the Fidelity Investments family of mutual funds. We may alter our policies, in any manner not inconsistent with the terms of the Contract, at any time without notice to Owners.

5. Charge for any other taxes (in addition to premium taxes) that we may have to pay.

6. Modify the Contract as necessary to attempt to prevent Contract Owners from being considered the owners of the assets of the Variable Account, in order to preserve the tax-favored nature of the Contract.

7. Reject any Beneficiary designation that we deem to be unadministerable, which may include designations that contain contingencies that could delay payment or designations that would require us to refer to external documents or the outcome of legal proceedings.

8. Modify the manner in which we calculate the weight to be given to your voting instructions where such a change is necessary to comply with then current federal regulations or interpretations of those regulations.

9. Combine the Variable Account with other variable accounts.

10. Make any changes required by any change in the Investment Company Act of 1940.

11. Make any changes required to conform to the provisions of the Internal Revenue Code and the regulations thereunder.

12. Interpret the provisions of the Contract so that all distributions are made in accordance with the requirements of the Internal Revenue Code and the regulations thereunder.

13. Deregister the Variable Account under the Investment Company Act of 1940 if registration is no longer required.

14. Operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form allowed by law.

We will obtain approval from the superintendent of the New York State Insurance Department prior to exercising any of the above rights that require such prior approval.

PURCHASE PAYMENTS

Application and Purchase Payment

To purchase a Contract, you must generally make a single Purchase Payment of at least the minimum Purchase Payment amount shown on your Contract Schedule page.

We will apply the Purchase Payment to the purchase of a Contract within two business days after we receive the application and Purchase Payment in good order at our Annuity Service Center.

The address of our Annuity Service Center is [P.O. Box 770001, Cincinnati, OH 45277-0051]. The date that we credit your Purchase Payment and your Contract becomes effective is called the Contract Date. Additional Purchase Payments are not allowed.

If more than one annuity contract or life insurance policy is being exchanged, or if your Purchase Payment will be paid from different sources (e.g. personal check and proceeds from a brokerage account), we will allow the total of the proceeds to be used as the Purchase Payment for this Contract.

When you are purchasing a Contract by exchanging another annuity contract or life insurance policy, or if your Purchase Payment will be paid from different sources, your Contract Date will be the day we first receive the proceeds from your existing annuity contract or life insurance policy or from any source. Proceeds from other sources must be received by us no later than 90 days after we receive the initial proceeds. If they are not received by us within 90 days, they will be rejected. We reserve the right but are under no obligation to accept proceeds from the exchange of an annuity contract or life insurance policy that we receive after 90 days of receiving the initial proceeds.

We reserve the right to revoke the Contract if proceeds from all of the exchanged annuity contracts or life insurance policies or other different sources do not equal in aggregate the Minimum Purchase Payment. The Minimum Purchase Payment is shown on your Contract Schedule Page.

If the Contract is revoked, we will return the Contract Value without application of any Surrender Charges.

We will request any information needed to complete the application. If your application remains incomplete or otherwise unacceptable for five business days, we will generally return your Purchase Payment. We will not return your Purchase Payment only if we obtain your specific permission to retain it until your application is finalized.

Purchase Payments Made With Returned Checks Or Unfunded Electronic Funds Transfers

If you make a Purchase Payment with a check that is returned to us unpaid for any reason, or if your Purchase Payment is made by an electronic funds transfer that is later reversed, we will (1) reverse the transaction; and (2) if the reversal results in a loss of more than $1,000 to us, redeem a sufficient number of Accumulation Units from the Investment Options at the current Accumulation Unit Values to provide us with an amount equal to the loss.

We will take money proportionately from all your Investment Options. If your Contract Value is less than you owe us we may take legal action against you to recover any remaining losses.

Investment Allocation of Your Purchase Payments

You choose how to allocate your Purchase Payment among the available Investment Options and the percentage to be allocated to each. During the Contract's Free Look Period, we reserve the right to allocate your Purchase Payment to the Money Market Investment Option if your Contract is a Qualified Contract.

We will allocate the value of your Contract to the Money Market Investment Option for a limited time following the death of the last surviving Owner or Annuitant. You may not choose to allocate your Purchase Payment or Contract Value to the Money Market Investment Option at any time.

You choose the allocation of your Purchase Payment on the application. Depending on the source of funds, amounts may be invested solely in the Money Market Investment Option for a short period of time after the Contract Date. Then we will transfer your Contract Value to the other Investment Options in accordance with your most recent allocation instructions.

Instructions may be expressed in dollars or in percentages. All instructions must be in whole numbers, not decimals or fractions. If you give us instructions that in our judgment are unclear or incomplete, your Purchase Payment to which those instructions apply will be allocated to the Money Market Investment Option until we receive instructions that are clear and complete.

Instructions may be unclear or incomplete if percentage allocations do not total 100% or for some other reason. In the case of incomplete or unclear instructions, we will not be responsible for changes in unit values or for lost market opportunities.

At the time any Purchase Payment is invested in an Investment Option, we credit a number of Accumulation Units to your Contract based on each Investment Option's current Accumulation Unit Value.

You should verify the accuracy of your transaction confirmations and statements immediately after you receive them. If you find a discrepancy with regard to a particular transaction you should notify the Annuity Service Center promptly.

We will not be responsible for losses unless you notify us within fifteen calendar days after we mail a confirmation or statement with details of the transaction.

CONTRACT VALUE

Contract Value

The Contract Value is the total amount attributable to your Contract at any time before the Annuity Date. It is the sum of the values in the Investment Options. The amount of the Contract Value is not guaranteed. It will vary with the investment performance of the Investment Options in which your Contract is invested.

THE VARIABLE ACCOUNT

Variable Account

Empire Fidelity Investments Variable Annuity Account A is a separate investment account of EFILI established on July 15, 1991. It is used to support the operation of this Contract and other variable annuity contracts the Company may offer.

The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

We are the legal owner of the assets in the Variable Account. As required by law, however, the assets of the Variable Account are kept separate from our general account assets and from any other separate accounts we may have. Variable Account assets may not be charged with liabilities from any other business we conduct.

The assets in the Variable Account will always be at least equal to the reserves and other liabilities of the Variable Account. If the assets exceed the required reserves and other liabilities, we may transfer the excess to our general account. We are obligated to pay all benefits provided under the Contracts.

Investment Options

Each Investment Option is a part of the Variable Account. Each Investment Option invests in a single underlying Fund. On the Contract Date the Investment Options are those listed on the Contract Schedule page.

We may make additional Investment Options available to you from time to time. These Investment Options will invest in mutual funds that we find suitable for the Contract. You bear the full investment risk for amounts invested in the Investment Options.

We reserve the right to eliminate Investment Options, to combine two or more Investment Options, or to substitute a new mutual fund for the mutual fund in which an Investment Option invests.

A substitution may become necessary if, in our judgment, a Fund no longer suits the purposes of the Contracts. We would obtain prior approval from the SEC and any other required approvals before making such a substitution.

We also reserve the right to operate the Variable Account as a management investment company under the 1940 Act or any other form permitted by law. We may deregister the Variable Account under such Act in the event such registration is no longer required.

MAKING EXCHANGES AMONG INVESTMENT OPTIONS

In General

Before the Annuity Date, you may make transfers of money ("Exchanges") among the available Investment Options by providing instructions to the Annuity Service Center.

We do not accept instructions by fax or electronic mail.

Excessive Exchanges can disrupt the ability of a Fund to achieve its investment objective and increase the Fund's expenses. We reserve the right to limit the number of days on which you can make Exchanges, but you will always be able to make Exchanges on at least four days each calendar year unless you have been blocked from trading into all other available Investment Options as described below in the Frequent Trading Monitoring and Restriction Procedures provision of this Contract.

Your request to make an Exchange may be expressed in terms of dollars, such as a request to move $5,000 from one Investment Option to another. You may also request a percentage reallocation among Investment Options. Percentage requests must be made in whole numbers. If you have less than $250 in an Investment Option you may move the entire amount. Otherwise you must move at least $250.

Effective Date of Exchanges Among Investment Options

Any redemption from an Investment Option that is part of an Exchange among Investment Options will be effected as of the end of the Valuation Period in which we receive the request at our Annuity Service Center, or receive it by telephone or through the Internet.

Generally, the purchase of Accumulation Units in other Investment Options with the proceeds of the redemption will occur at the same time. However, if your Exchange involves (1) moving from an Investment Option that invests in an equity Fund that is in an illiquid position due to substantial redemptions or exchanges that require it to sell portfolio securities in order to make funds available, and (2) moving to an Investment Option that invests in a Fund that accrues dividends on a daily basis and requires federal funds before accepting a purchase order, then there may be a delay in crediting the amount that is moving to the new Investment Option. The delay will last until the Investment Option from which the Exchange is being made obtains liquidity, or for seven days, whichever is shorter. During this period, the amount to be transferred will be uninvested.

Market Timing

Some Owners use firms or individuals who engage in market timing. Such firms or individuals usually obtain authorization from Owners to make Exchanges among the Investment Options on the basis of perceived market trends.

Large Exchanges resulting from market timing activity may disrupt the management of the Funds and become a detriment to other Owners.

To protect Owners not engaging in market timing, we reserve the right to reject Exchanges communicated to us by anyone acting under a power of attorney on behalf of more than one Owner.

We will exercise these rights only if we believe that doing so will prevent harm to other Owners.

Short-Term Trading Risk

Frequent Exchanges among Investment Options by Contract Owners can reduce the long-term returns of the Funds. The reduced returns could adversely affect the owners, annuitants, insureds or beneficiaries of any variable annuity or variable life insurance contract issued by any insurance company with respect to values allocated to the Fund.

Frequent Exchanges may reduce a Fund's performance by increasing costs paid by the Fund (such as brokerage commissions). They can disrupt portfolio management strategies. They can have the effect of diluting the value of the shares of long term shareholders in cases in which fluctuations in markets are not fully priced into the Fund's net asset value.

The Funds are also available in products issued by other insurance companies. There is a significant risk that short-term trading in the Funds may go undetected.

The Funds themselves generally cannot detect individual contract owner exchange activity, because they are owned primarily by insurance company separate accounts that aggregate exchange orders from owners of individual contracts. Accordingly, the Funds are dependent in large part on the rights, ability and willingness of all participating insurance companies to detect and deter short-term trading by contract owners.

EFILI has adopted policies regarding frequent trading. Other insurance companies using the same mutual funds may or may not have adopted comparable procedures.

These policies and procedures concerning short-term trading may prove ineffective in whole or in part.

EFILI Policies Regarding Frequent Trading

EFILI does not authorize market timing. EFILI has adopted policies and procedures designed to discourage frequent Exchanges as described below. If requested by a Fund, EFILI will consider additional steps to discourage frequent Exchanges in that Fund, not inconsistent with the policies and procedures described below.

Contract Owners who engage in frequent Exchanges may be subjected to temporary or permanent restrictions on future purchases or Exchanges in a Fund. Contract Owners who have engaged in frequent trading in the Funds, or in other mutual funds managed by Fidelity Management & Research Company ("FMR"), may be subjected to temporary or permanent restrictions on purchases or exchanges in those funds.

There is no minimum holding period and Contract Owners can make withdrawals or Exchanges out of any Investment Option at any time. Contract Owners may ordinarily comply with EFILI's policies regarding frequent trading by allowing 90 days to pass after each purchase or allocation into an Investment Option.

Frequent Trading Monitoring and Restriction Procedures.

EFILI has adopted policies and procedures related to Exchanges among Investment Options as set out below.

Frequent trading activity is measured by the number of roundtrip transactions by an Owner. A roundtrip transaction occurs when an Owner makes an allocation or Exchange into an Investment Option followed by a withdrawal or Exchange out of the same Investment Option within 30 days. Owners are limited to one roundtrip transaction per Investment Option within any rolling 90 day period, subject to an overall limit of four roundtrip transactions in the Contract over a rolling 12 month period.

Owners with two or more roundtrip transactions in one Investment Option within a rolling 90 day period will be blocked from making any additional allocations or exchanges into that Investment Option for 85 days.

Owners who complete a fourth (or higher) roundtrip transaction within any rolling 12 month period, at least two of which are completed on different business days, will have a U.S. Mail-Only Trade Restriction imposed on all contracts/policies they own that are issued by EFILI or its affiliates. This rule will apply even if the four or more round trips occur in two or more different Investment Options. This restriction will stay in effect for 12 months.

If the Owner makes another round trip in a contract that is currently subject to a U.S. Mail-Only Trade Restriction, then the U.S. Mail-Only Trade Restriction period (12 months) is restarted and all purchase transactions will be permanently blocked in the violated Investment Option across all contracts with common ownership.

EFILI further reserves the right to reject specific transactions or impose restrictions as described above in respect of any Contract owned or controlled commonly with a Contract subject to the above restrictions, or in respect of any Contract owned or controlled commonly by a person who is the subject of a complex-wide block by the mutual funds managed by FMR.

Exceptions. EFILI has approved the following exceptions to the frequent trading policy:

(1) Transactions in the Money Market Investment Option;

(2) Systematic Withdrawals up to the Guaranteed Withdrawal Benefit Amount and annuity payments will not count toward an Investment Option's roundtrip limits; and

(3) EFILI may suspend the frequent trading policy and make exceptions to the policy for transactions made during periods of severe market turbulence or national emergency. There is no assurance that EFILI will do so or that, if it does so, the underlying mutual funds will make any necessary exceptions to their frequent trading policies.

No other exceptions will be allowed. The frequent trading procedures will be applied consistently to all Owners.

VALUATION PERIOD, TOTAL RETURN, ACCUMULATION UNITS AND ACCUMULATION UNIT VALUE

Valuation Period

The period of time between one determination of the value of Accumulation Units to the next determination. We make determinations as of the close of business of the New York Stock Exchange (normally 4 p.m. Eastern Time) each day that the Exchange is open for trading.

Total Return for an Investment Option

The Total Return for an Investment Option is a measure of the investment performance for an Investment Option from one Valuation Period to the next.

An Investment Option's Total Return depends on the performance of the Fund in which the Investment Option invests.

We determine the Total Return for an Investment Option at the end of each Valuation Period. Such determinations are made as of the close of business each day the New York Stock Exchange is open for business. The Total Return reflects the investment performance for the Investment Option for the Valuation Period and is net of the asset charges to the Investment Option.

The Total Return for an Investment Option can be greater or less than one. Therefore, the value of a unit in an Investment Option may increase or decrease.

The Total Return for an Investment Option for a Valuation Period is determined by adding (a) and (b), subtracting (c) and dividing the result by (a) where:

(a) is the value of the assets of the Investment Option at the end of the preceding Valuation Period;

(b) is the investment income and capital gains, realized or unrealized, credited to the Investment Option during the current Valuation Period;

(c) is the sum of:

(1) the capital losses, realized or unrealized, charged during the current Valuation Period plus any amount charged or set aside for taxes during the current Valuation Period;

PLUS

(2) the deduction from the Investment Option during the current Valuation Period representing a daily charge equivalent to an effective annual rate equal to the sum of the Mortality and Expense Risk Charge and the Administrative Charge shown on your Contract Schedule page.

Accumulation Units and Accumulation Unit Value

When a Purchase Payment is invested we credit a number of Accumulation Units.

An Accumulation Unit is a unit of measure for an Investment Option. The Accumulation Unit Value for an Investment Option is the value of one Accumulation Unit of that Investment Option at a particular time.

We determine the number of Accumulation Units to credit by dividing the dollar amount allocated to an Investment Option by the value of one Accumulation Unit for that Investment Option as of the end of the Valuation Period in which the Purchase Payment is received at our Annuity Service Center.

The value of each Investment Option's Accumulation Units changes with the Total Return of the Investment Option each day that there is trading on the New York Stock Exchange.

Any withdrawal from an Investment Option reduces the number of Accumulation Units. So will any transfer out of an Investment Option. Any transfer into an Investment Option will increase the number of Accumulation Units in that Investment Option.

WITHDRAWALS

Any time before the Annuity Date, you may make a complete or partial withdrawal of your Contract Value.

We will send you the requested withdrawal amount less any applicable Surrender Charge and taxes withheld. You must send us written instructions from all the Owners to make a complete withdrawal.

Your Contract will terminate once a complete withdrawal has been processed unless your Contract Value is less than the Guaranteed Withdrawal Benefit Amount at the time of the withdrawal.

If you request a partial withdrawal, you may choose the dollar amount or percentage to be withdrawn from each Investment Option. You may tell us where to take the money for a partial withdrawal. If you do not we will take it proportionately from all the Investment Options.

Partial withdrawals before the youngest Annuitant reaches age 59½ or withdrawals that exceed the Guaranteed Withdrawal Benefit Amount allowed under the Guaranteed Withdrawal Benefit For Life feature may significantly impact the Guaranteed Withdrawal Benefit Amount by proportionally reducing the value upon which the benefit is determined.

You may request partial withdrawals by providing instructions to the Annuity Service Center.

For jointly owned Contracts, all checks will be made payable to both Owners.

You may have the money transferred to your Fidelity Investments brokerage or mutual fund account.

You may have the money transferred to your bank account if you have previously provided us with the necessary information about the account in connection with participation in the Systematic Withdrawal program.

We will normally pay you the net amount of any complete or partial withdrawal within seven days after we receive the withdrawal request at the Annuity Service Center. The net amount is the amount of the withdrawal less any applicable Surrender Charge and taxes withheld.

We may defer payment from the Investment Options for longer than seven days under certain limited circumstances described in the Postponement of Payment provision of this Contract.

Guaranteed Withdrawal Benefit For Life

When the youngest Annuitant reaches age 59 1/2, you are eligible to withdraw a specific amount each Contract Year called the Guaranteed Withdrawal Benefit Amount ("GWB Amount").

The GWB Amount, described below, is available for withdrawal each Contract Year during the Annuitant(s)' lifetime regardless of the amount in your Contract Value. You may make partial withdrawals up to the GWB Amount during the Contract Year.

You are not required to make any withdrawals. However, unused portions of the GWB Amount are not cumulative and do not carry over into future Contract Years.

The GWB Amount is determined each Contract Year by multiplying the Guaranteed Withdrawal Benefit Value ("GWB Value"), described below, by the Withdrawal Percentage, also described below.

For Contracts not owned by a trust, Owner(s) must be Annuitant(s). In the case of a trust owned Contract, the grantor of the trust must be an Annuitant. The grantor's spouse may also be named as a joint Annuitant at time of application.

No benefit is payable until the youngest Annuitant reaches age 59 1/2. The Annuitant(s) will be shown on the Contract's Schedule page.

The Annuitant(s) may not be changed after the Contract Date.

GWB Amount

Your first withdrawal after the youngest Annuitant reaches age 59 1/2 will establish a Withdrawal Percentage from the table shown below.

The initial GWB Amount is determined by multiplying the applicable Withdrawal Percentage by the GWB Value. Once the GWB Amount is determined for a Contract Year, it will not change for the rest of that Contract Year.

On each subsequent Contract Anniversary, the GWB Amount may change as described below.

Before the youngest Annuitant reaches the age of 59 1/2, the GWB Amount is zero.

Once the youngest Annuitant reaches age 59 1/2, your first withdrawal will establish a Withdrawal Percentage that will never change.

If the Contract has two Annuitants on the Contract Date and one Annuitant dies before a Withdrawal Percentage is determined, the age of the surviving Annuitant will be used to determine the applicable Withdrawal Percentage from the Two Annuitants Withdrawal Percentages column shown in the table below.

If you delay taking a first withdrawal until the youngest Annuitant reaches one of the older ages shown below, the Withdrawal Percentage shown for that older age will be used to determine the GWB Amount each Contract Year for the duration of the Contract.

If you never take a withdrawal before the latest possible Annuity Date, the Withdrawal Percentage shown for ages 80 and older will be used to establish your eligible GWB Amount on the latest possible Annuity Date.

Youngest Annuitant's Age at First Withdrawal

	One Annuitant Withdrawal Percentage	\\\\\\\\\\\\\\\\\\\	Two Annuitants Withdrawal Percentage
591/2 -64	5%		4.5%
65-69	5%		5%
70-79	6%		5.5%
80 and older	7%		6.5%

For example, assume there are two Annuitants. Once the youngest Annuitant reaches age 59½, you are eligible to make a withdrawal of the GWB Amount using a Withdrawal Percentage of 4.5%. If you make a withdrawal while the youngest Annuitant is 62, the withdrawal will be considered the first withdrawal and the Withdrawal Percentage of 4.5% will be used to determine the GWB Amount each Contract Year for the duration of the Contract. However, if you choose to wait until the youngest Annuitant turns age 65 to make the first withdrawal, the Withdrawal Percentage of 5% will be used to determine the GWB Amount each Contract Year for the duration of the Contract.

On each Contract Anniversary, a new GWB Amount will be calculated by multiplying the Withdrawal Percentage established by your first withdrawal after the youngest Annuitant reaches age 59 1/2 by the GWB Value on that same Contract Anniversary.

Generally, your new GWB Amount will be equal to or greater than the first GWB Amount established following the first withdrawal after the youngest Annuitant reached 59 1/2 as long as total withdrawals in any Contract Year do not exceed the GWB Amount for that same Contract Year.

Each time you make a withdrawal, your Contract Value will be reduced by the amount of the withdrawal. However, if total withdrawals in any Contract Year exceed the GWB Amount for that same Contract Year, there will be a proportionate reduction in your GWB Value as described below which may result in a lower GWB Amount in future Contract Years.

GWB Value

The Contract has two related values; a Contract Value and a GWB Value.

The Contract Value is determined by the method described in the Accumulation Units and Accumulation Unit Value provision of this Contract.

The GWB Value is a value that is used to determine the GWB Amount each Contract Year once you make your first withdrawal after the youngest Annuitant reaches age 59 1/2.

Your Contract will also have a GWB Value before the date the youngest Annuitant reaches age 59 1/2, and during that time the GWB Value may increase or decrease as described below.

The GWB Value on the Contract Date is equal to the Purchase Payment.

If you make withdrawals before the youngest Annuitant reaches age 59 1/2 the GWB Value will be reduced as described below in the Withdrawals Before Youngest Annuitant Reaches Age 59 1/2 provision of this Contract.

If you make withdrawals after the youngest Annuitant reaches age 59 1/2 and the total withdrawals in a Contract Year are greater than the GWB Amount for that Contract Year, then the GWB Value will be reduced as described in the Withdrawals in Excess of Annual GWB Amount provision of this Contract.

On each Contract Anniversary prior to the oldest Annuitant turning age 85, the GWB Value is compared to the Contract Value to determine whether the GWB Value should be increased.

If the Contract has joint Annuitants and the oldest Annuitant dies before the Contract Anniversary that falls on or after his or her 85th birthday, the surviving Annuitant's age will be used. If the oldest Annuitant dies on or after the Contract Anniversary that falls on or after his or her 85th birthday, the GWB Value is not compared to the Contract Value and will not increase.

If the Contract Value is lower than the GWB Value, the GWB Value will not change.

If the Contract Value is greater than the GWB Value, the GWB Value will be automatically increased to equal the Contract Value. If you make a withdrawal on the Contract Anniversary, the withdrawal will be deducted from the Contract Value after it is compared to the GWB Value.

Any new GWB Value will be used to determine the GWB Amount for the rest of that Contract Year once the youngest Annuitant has reached age 59 1/2 and a Withdrawal Percentage has been established by your first withdrawal of a GWB Amount.

If you make any withdrawals before you are eligible to withdraw a GWB Amount or if you make total withdrawals in a Contract Year that exceed the GWB Amount for that Contract Year, the GWB Value will decrease as described below.

Withdrawals Before Youngest Annuitant Reaches Age 59 1/2

You are not eligible to withdraw any part of the GWB Amount until the youngest Annuitant reaches age 59 1/2.

If you make a withdrawal before the youngest Annuitant reaches age 59 1/2, the GWB Value is reduced by a percentage determined by dividing the Gross Withdrawal amount by the Contract Value at time of the withdrawal.

We calculate the new GWB Value as follows.

(1) At the end of the Valuation Period in which you make the Gross Withdrawal, we divide the Gross Withdrawal by what the Contract Value would have been at the end of the Valuation Period had you not taken the withdrawal. The result is the percentage factor used to calculate the reduction in the GWB Value.

(2) Multiply the percentage determined in (1) by the GWB Value immediately before the Gross Withdrawal. The result is the amount by which the old GWB Value is reduced.

For example, assume your Contract has one Annuitant who is age 55 and you made a $25,000 Purchase Payment on the Contract Date. If you make no withdrawals during the first Contract Year your GWB Value would be $25,000 for the whole Contract Year. Now assume that you make one $5,000 Gross Withdrawal ($4,900 of which would be paid to you after deduction of a $100 Surrender Charge) during the first Contract Year. If your Contract Value were $30,000 at time of the withdrawal, your GWB Value would be reduced by 16.67% ($5,000 Gross Withdrawal amount divided by $30,000 Contract Value). The result is a new GWB Value of $20,833, where $20,833 is equal to the $25,000 GWB Value prior to the Gross Withdrawal minus ($25,000 multiplied by 16.67%).

Withdrawals in Excess of Annual GWB Amount

If you withdraw more than the GWB Amount in any Contract Year after the youngest Annuitant reaches age 59 1/2, the GWB Value is reduced by an amount equal to the percentage determined by dividing the portion of a Gross Withdrawal that is in excess of the GWB Amount for that Contract Year ("excess Gross Withdrawal") by the Contract Value at time of the excess Gross Withdrawal, as described below. The new GWB Value following an excess Gross Withdrawal is calculated as follows:

(1) Determine the portion of the most recent Gross Withdrawal in combination with the sum of all Gross Withdrawals taken in the current Contract Year that exceeds the GWB Amount for that Contract Year.

(2) Determine what the Contract Value would have been at the end of the Valuation Period had you not taken the withdrawal less any portion of the most recent Gross Withdrawal that is eligible to be applied to the GWB Amount in that Contract Year.

(3) Determine the percentage reduction in GWB Value by dividing the amount determined in (1) by the amount determined in (2).

(4) Multiply the percentage determined in (3) by the GWB Value prior to the withdrawal.

(5) Take the GWB Value prior to the Gross Withdrawal and reduce it by the amount determined in (4). This will result in a new GWB Value.

For example, assume your Contract is in its sixth Contract Year, has one Annuitant who is age 60, a Contract Value of $30,000 and a GWB Value of $25,000. If you make a first Gross Withdrawal of $5,000 in the sixth Contract Year, you will establish a Withdrawal Percentage of 5% and be eligible to withdraw up to the GWB Amount of $1,250 ($25,000 multiplied by 5%) without causing a reduction in GWB Value. Because your first Gross Withdrawal is $5,000, $1,250 of the withdrawal is eligible to be applied to the GWB Amount for that Contract Year and $3,750 of the withdrawal is an excess Gross Withdrawal. For purposes of determining the impact on the GWB Value, the Contract Value is first reduced by the GWB Amount ($30,000 minus $1,250) resulting in a Contract Value of $28,750. The $3,750 excess Gross Withdrawal proportionally reduces the Contract Value by 13.04% ($3,750 divided by $28,750) which results in a new GWB Value of $21,740, where $21,740 is equal to the $25,000 GWB Value prior to the Gross Withdrawal minus (25,000 multiplied by 13.04%). If there are no further withdrawals in that Contract Year and the GWB Value is not increased on the next Contract Anniversary, the GWB Amount for the next Contract Year will be $1,087 ($21,740 multiplied by 5%).

If the Contract is a Qualified Contract and you elect to receive your minimum required distributions under the Code through our Systematic Withdrawal Process described in the Systematic Withdrawal Program provision of this Contract, the reference to GWB Amount in (1), (2) and (3) above shall mean "the greater of the GWB Amount or any minimum required distribution under the Code determined exclusively by us from the Contract Value."

If you take a withdrawal to satisfy your minimum required distribution in a way other than through our Systematic Withdrawal Program and your minimum required distribution is in excess of your GWB Amount, the withdrawal may result in Surrender Charges and a reduction in your GWB Value.

Any Premium Tax amount that we deduct from your Contract Value will not treated as a Withdrawal in Excess of Annual GWB Amount.

Conversion of GWB Amount Payments

If the Contract Value is reduced by a withdrawal to an amount equal to or below the lesser of the Minimum Contract Value shown on the Contract Schedule page or the GWB Amount, we will convert the Contract to an annuity income option.

If that happens, the Contract will convert on the first day of the calendar month on or after your next contract Anniversary to an annuity income option that will pay you and any joint Owner an annual amount equal to your GWB Amount, adjusted for any excess withdrawals made prior to the conversion for so long as any Annuitant is still alive.

The Annuity Date will be deemed to be the first day of the calendar month on or after your next Contract Anniversary. Once a conversion occurs under this provision, the Contract will no longer have a Contract Value as of the Annuity Date.

If you are receiving GWB Amount payments through our Systematic Withdrawal Program and a Systematic Withdrawal causes this provision to apply, we will continue to pay your GWB Amount as a GWB Amount Annuity Income payment on the same day of the month for the period you selected under the Systematic Withdrawal Program.

However, if you have selected a period other than monthly, the GWB Amount annuity income payments must be paid on the Annuity Date which may cause the payment period to fall on different months after the Annuity Date.

Your GWB Amount Annuity Income payment for the next Contract Year will not change unless your total withdrawals during the Contract Year and up through the date of conversion exceed your GWB Amount for that Contract Year.

If your total withdrawals exceed your GWB Amount, your GWB Value will be reduced as described in the Withdrawals in Excess of Annual GWB Amount provision of this Contract and a new GWB Amount will be determined.

The resulting GWB Amount for future Contract Years will be paid in monthly annuity income payments as long as each monthly annuity income payment is at least $20.

We reserve the right to pay the GWB Amount as an annual annuity income payment or in any other payment method that is mutually agreeable to you and us.

Systematic Withdrawal Program

You may use our Systematic Withdrawal Program form to make withdrawals in an amount up to your eligible GWB Amount on a periodic basis.

Systematic Withdrawals must be at least $50 on a monthly, quarterly, semi-annual or annual basis.

Withdrawals under the program will be taken from the Investment Options in accordance with our administrative rules, which we may change from time to time. Currently, withdrawals under the program will be taken proportionately from all the Investment Options. If you make an additional withdrawal that is not part of a Systematic Withdrawal Program, we will terminate the program for the remainder of the Contract Year.

Your Systematic Withdrawal Program transactions will take place on the first day of the month for the period you selected. If the New York Stock Exchange is not open on the scheduled day in a particular month, the withdrawal will take place on the next day the New York Stock Exchange is open for trading. You should expect to receive your scheduled payment in 3 to 5 days following the first day of the month for the period you selected to allow for mailing time.

If your Contract is a Qualified Contract and you are subject to minimum required distributions ("MRD") under the Code, you must agree to receive your MRD through our Systematic Withdrawal Program so that we do not treat that part of your MRD that exceeds the GWB Amount as an excess Gross Withdrawal. In order to receive the greater of your eligible GWB Amount or MRD, you must agree to the following conditions.

(1) You must elect to receive the greater of the GWB Amount and the MRD on a Systematic Withdrawal basis and you authorize us to calculate the MRD for you.

(2) The MRD for a calendar year will be determined by us exclusively from the Contract Value.

(3) No MRD withdrawal may occur until after December 31st of the calendar year in which your Contract was issued (i.e. Contract Date).

(4) If the Contract was purchased prior to your reaching age 70 1/2 , your first MRD must be withdrawn in the calendar year in which you reach age 70 1/2 even though the Code allows you to delay your first MRD until April 1st of the calendar year following the year you reach age 70 1/2. We require this so that only one calendar year's MRD will qualify for the exception we allow for withdrawals in excess of the GWB Amount.

(5) If you make a withdrawal other than through this Systematic Withdrawal Program, you will no longer be eligible to receive the greater of the MRD or GWB Amount and any withdrawals in excess of the GWB Amount will be considered excess Gross Withdrawals and could cause a reduction in GWB Value as described in the Withdrawals in Excess of Annual GWB Amount provision of this Contract.

We reserve the right to limit or modify this Systematic Withdrawal Program if we determine that the program will cause us to distribute, in any Contract Year, an amount more than the greater of the GWB Amount or the MRD for any calendar year that overlaps with a Contract Year.

We reserve the right to modify or discontinue the Systematic Withdrawal Program at any time.

Postponement of Payment

We will generally pay any withdrawal within seven days after we receive the request.

We may delay payment if (a) the disposal or valuation of the assets in an Investment Option is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (b) the SEC by order permits the postponement of payment to protect our Owners.

We will generally send: (1) any withdrawal amount on the first business day after the end of the Valuation Period during which we receive the withdrawal request; (2) each annuity income payment on the first business day after the annuity income date; and (3) any lump sum distributions to Beneficiaries within seven days of the day we receive proper notice. Payments delayed for 10 days or longer will be credited with interest at a rate at least equal to the minimum rate required by New York law.

Automatic Transfer to Money Market Investment Option Upon Due Proof of Death

At the close of the Valuation Period in which we receive due proof of death of the last surviving Owner or Annuitant (in the case of a single Owner) of a Non-qualified Contract, or a last surviving Annuitant of a Qualified Contract, we will place the entire Contract Value in the Money Market Investment Option.

We will determine the number of Beneficiaries who will share in the Contract Value. After that, a Beneficiary who has returned all required documentation to us will be able to transfer his or her share of the Contract Value among the Investment Options.

If the Contract Value for any one Beneficiary is less than $5,000 we will send that Beneficiary their portion of the Contract Value once we have received all required documentation.

REQUIRED DISTRIBUTIONS UPON DEATH OF OWNER

Federal tax law requires that if any Owner dies before the Annuity Date, the entire Contract Value must be distributed within five years after the Owner's death.

However, this requirement does not apply to a surviving Owner or to any Beneficiary designated by the Owner if (1) the Beneficiary's or surviving Owner's entire interest is payable over the Beneficiary's or surviving Owner's lifetime (or a period not extending beyond the life expectancy of the Beneficiary or surviving Owner) by electing annuitization within 60 days of the date of death with distributions beginning within one year of the date of death, or (2) the Beneficiary or surviving Owner is the surviving spouse of the deceased Owner, in which case the spouse may elect to continue the Contract as the Owner.

SPECIAL RULES FOR CONTRACTS HELD BY REVOCABLE GRANTOR TRUSTS

The following rules apply if the Contract is held by a revocable grantor trust, and any conflicting provisions of this Contract are superseded.

We will issue Contracts to revocable grantor trusts. There are special provisions that apply to these Contracts. The trust must be the Owner, and a second Owner cannot be added. At issue, the grantor of the trust must be an Annuitant and the grantor's spouse may be named as a joint Annuitant.

The Annuitant(s) may not be changed.

The Annuity Date will be the first day of the first calendar month after the grantor's 95th birthday, or an earlier date chosen by the Owner.

The trust must be the sole Beneficiary.

Also, we will require a representation from the grantor that the trust is for the sole benefit of the grantor/Annuitant. This is to ensure that the Contract will be respected as an annuity for purposes of federal income tax law.

Death of an Annuitant before the Annuity Date will trigger the provisions set forth immediately above in Required Distributions on Death of Owner, with the Annuitant treated as the equivalent of the Owner for purposes of those provisions.

ANNUITY DATE

In General

When your Contract is issued we will set the Annuity Date to be the first day of the calendar month on or after the Contract Anniversary that falls on or after the oldest Owner's 95th birthday.

You may change the Annuity Date to an earlier date by sending written notice to the Annuity Service Center. We must receive the notice at least 30 days before the Annuity Date you select.

Any Annuity Date you choose must be the first day of a month.

Before the Annuity Date you may withdraw all (but not a part) of your Contract Value to make a tax-free exchange into any immediate annuity contract we then offer.

If you do not change the Annuity Date and have not previously elected another annuity option offered by us, we will pay you annuity income under one of our available options.

The Contract offers the following Annuity Income options:

(1) You may receive the greater of (a) or (b) where;

(a) is your eligible GWB Amount that will be paid to you as annuity income until there is no longer any living Annuitant, and

(b) is the amount of annuity income that will be paid to you by applying your Contract Value as of the Annuity Date to annuity purchase rates that will pay you monthly annuity income until there is no longer any living Annuitant.

If on the death of the last surviving Annuitant the total of all annuity income provided on or after the Annuity Date is less than the Contract Value at the end of the Annuity Date Valuation Period, we will refund the difference to your Beneficiary.

(2) You may have the Contract Value applied to annuity purchase rates that will pay you monthly annuity income until there is no longer any living Annuitant or for 120 monthly payments, whichever is longer.

Annuity Income option (2) is available on any Annuity Date. If annuity option (2) is selected, benefits under the Guaranteed Withdrawal Benefit For Life feature will terminate.

Annuity Income option (1) is only available on the latest possible Annuity Date unless the Contract Value is reduced to an amount below the lesser of $2,500 or the GWB Amount and the Contract is converted to an annuity income option as described in the Conversion of GWB Amount Payments provision of this Contract.

Unless you elect another annuity income option prior to the Annuity Date, the Contract will default to Annuity Income option (1).

Qualified Contracts

If your Contract is a Qualified Contract, the Annuity Income options described above may be limited or modified, to comply with requirements under the Code. Annuity Income option (1) will be modified as follows:

(1) We will pay Annuity Income according to Annuity Income option 1(b) provided annuity income exceeds your eligible GWB Amount and it qualifies under the Code. In general, the federal income tax regulations allow a Qualified Contract to offer the refund described under Annuity Income option (1)(a) and (b) only if the total future expected payments under the option exceed your Contract Value as of the Annuity Date. The total future expected payments are computed in accordance with federal income tax regulations by taking into account the total annuity income payments expected to be made over the applicable distribution period determined under the Joint and Last Survivor Table in the case of two Annuitants or the Single Life Table in the case of one Annuitant.

(2) If we determine that total future expected payments under Annuity Income option (1)(b) will not exceed your Contract Value as of the Annuity Date, we will pay annuity income until there is no longer any living Annuitant or for the applicable distribution period under the Uniform Lifetime Table, whichever is longer, provided the annuity income amount exceeds your eligible GWB Amount.

(3) If the annuity income amount in (2) does not exceed your eligible GWB Amount, we will pay annuity income under Annuity Income option 1(a), provided the total future expected payments under the option exceed your Contract Value as of the Annuity Date.

(4) If we determine that the total future expected payments under Annuity Income option 1(a) will not exceed your Contract Value as of the Annuity Date, we will pay your eligible GWB Amount as Annuity Income until there is no longer any living Annuitant or, if longer, for a period not to exceed the lesser of your Contract Value as of the Annuity Date divided by your eligible GWB Amount and the applicable distribution period under the Uniform Lifetime Table.

If Annuity Income option (2) is selected by you and your Contract is a Qualified Contract, the 120 monthly payments will be limited to the applicable distribution period under the Uniform Lifetime Table.

We reserve the right to limit the maximum period we will pay guaranteed income to a whole number of years or whole number of months.

The Single Life Table, Joint and Last Survivor Table, and Uniform Lifetime Table may be found in federal income tax regulations section 1.401(a)(9)-9. We reserve the right to use any other life expectancy tables allowed by the Code and federal income tax regulations.

We reserve the right to add to, limit or modify these annuity income options to comply with the Code and offer any other annuity income options that are mutually agreeable to you and us.

ANNUITY INCOME

Annuity income payments begin on the Annuity Date if no Owner has died before then and the Contract Value or annual GWB Amount is sufficient to provide you with an initial monthly income payment of at least $20. If the Contract Value or annual GWB Amount is not sufficient to provide you with a monthly income payment of at least $20, we will pay you the Contract Value without application of any Surrender Charge.

Annuity income will also begin on the Annuity Date if an Owner dies before the Annuity Date if (1) the Contract was jointly owned by spouses, and (2) the surviving spouse/Annuitant elected to continue the Contract as his or her own.

As long as the Owner's death occurs before the Annuity Date, a surviving spouse who elects to continue the Contract as his or her own may change the Annuity Date to be as late as the first day of the calendar month on or after the Contract Anniversary that falls on or after his or her 95th birthday.

In all other cases involving the death of an Owner, the Contract must be distributed in accordance with the applicable provisions of the Code described in the Required Distributions on Death of Owner provision of this Contract.

Under Annuity Income option (1) we will pay you Annuity Income in monthly installments starting on the Annuity Date for the life or lives of the Annuitant(s) and your Contract will no longer have a Contract Value.

If on the death of the last surviving Annuitant the total of all annuity income provided on or after the Annuity Date is less than the Contract Value at the end of the Annuity Date Valuation Period, we will refund the difference to your Beneficiary.

To provide annuity income, all Accumulation Units in the Investment Options will be redeemed. The first monthly annuity income payment will be made on the Annuity Date.

If you have been receiving GWB Amounts through our Systematic Withdrawal Program prior to the latest possible Annuity Date, you may continue to receive the greater of your GWB Amount or the amount determined by your Contract Value applied to annuity purchase rates under Annuity Income option (1) as an Annuity Income option on the same periodic basis that you selected under our Systematic Withdrawal Program. However, if you have selected a period other than monthly, the Annuity Income payments must be paid on the Annuity Date which may cause the payment period to fall on different months after the Annuity Date.

You may make a partial withdrawal between the Contract Anniversary following the oldest Owner's 95th birthday and the Annuity Date as long as the Gross Withdrawal is equal to or less than the GWB Amount for that Contract Year.

If you do this, we will accelerate your Annuity Date to the date of the withdrawal and pay you your entire GWB Amount for that Contract Year. In future Contract Years, we will pay Annuity Income on an annual basis according to the provisions of Annuity Income option (1) or any other Annuity Income option that enables the Contract to comply with the Code.

If you request a withdrawal in excess of the GWB Amount between the Contract Anniversary following the oldest Owner's 95th birthday and the Annuity Date, you are limited to a complete withdrawal, which will terminate any future GWB Amount payments or annuity income.

Under Annuity Income option (2), we will pay you annuity income payments until all Annuitants have died or for 120 monthly payments, whichever is longer.

To provide annuity income, all Accumulation Units in the Investment Options will be redeemed and applied to Annuity Income purchase rates and will be based upon the age(s) and sex(es) of the Annuitant(s) living on the Annuity Date.

The Annuity Income purchase rate for Annuity Income option (2) will be the greater of:

(a) The guaranteed annuity income purchase rates set forth in this Contract; and

(b) The annuity rates in effect on the Annuity Date for the same payment option.

The monthly annuity income generated by this Contract is determined by applying the applicable annuity income purchase rate to the Contract Value after deductions for any applicable taxes

All money used to support annuity income payments will be held in our general account thereafter.

The first monthly annuity income payment will be made on the Annuity Date.

Annuity income payments will stop at the death of the last surviving Annuitant.

If Annuity Income option (2) is elected, benefits under the Guaranteed Withdrawal Benefit For Life feature will terminate.

If the Contract Value on the Annuity Date is not enough to provide an initial monthly annuity income payment under Annuity Income Option (2) of at least $20, we reserve the right to pay you the Contract Value in a lump sum instead of providing monthly annuity income.

If the GWB Amount or the amount determined by your Contract Value applied to annuity purchase rates under Annuity Income option (1) on the Annuity Date is not enough to provide an initial monthly annuity income payment of at least $20, we reserve the right to pay you as an annual annuity income payment or in any other payment method that is mutually agreeable to you and us.

The Owner(s) may not change the Annuitant(s) at any time during the Contract.

The Owner's estate, or the Owner for contracts owned by trusts, will be responsible to notify us of the death of the last surviving Annuitant and to repay any Annuity Income payments we have made after that date and before we have been notified of the death of the last surviving Annuitant.

Under Annuity Income option (1), if there is a refund due as a result of the death of the last surviving Annuitant, the refund will be paid to the Beneficiary or the last surviving Owner's estate.

Under Annuity Income option (2), if the surviving Annuitant dies before we have made all Annuity Income payments due under the Contract, any remaining Annuity Income will be paid to the Beneficiary or the last surviving Owner's estate.

The Beneficiary or estate may choose instead to receive the present value of the remaining Annuity Income payments in a lump sum. The lump sum amount will be the present value of the remaining guaranteed Annuity Income payments, if any.

Guaranteed Annuity Income Purchase Rates

The interest and mortality basis for the guaranteed annuity income purchase rates is as follows:

A. The interest rate used to determine the guaranteed annuity income purchase rates will be an annual rate of interest of 1%.

B. The mortality rates will be based on the sex(es) and adjusted age(s) of the Annuitant(s) on the Annuity Date using the Society of Actuaries' Annuity 2000 Mortality Table. The adjusted age for an Annuitant is the Annuitant's age on his or her last birthday minus seven years.

The guaranteed annuity income purchase rates will never be lower than those shown in the tables at the end of this Contract.

OWNERS, ANNUITANTS AND BENEFICIARIES

Owners

Owners have the right to (a) cancel the Contract during the Free Look Period; (b) allocate the Purchase Payment among the Investment Options; (c) reallocate the Contract Value among the Investment Options; (d) make withdrawals if the Contract has a Contract Value; (e) change Beneficiary(ies) (except that a Beneficiary designated as irrevocable may not be changed without the Beneficiary's consent); and (f) instruct us how to vote shares of the Funds attributable to the Contract. Joint Owners must be spouses on the Contract Date.

Before the Contract is issued, the Owners have the right on the application to (a) name the Annuitant(s) and Beneficiary(ies); and (b) allocate the Purchase Payment among the Investment Options.

You may not remove an Owner unless the removal is pursuant to a court order.

For Contracts with two Owners, withdrawals, changes of the Annuity Date and changes of Beneficiaries can be made only by both Owners acting together. Either Owner may exercise any other right under the Contract.

Annuitants

You must be the Annuitant(s). If the Contract is owned by a trust, the grantor of the trust must be the Annuitant. You may name a joint Annuitant as long as the joint Annuitant is the spouse of the Annuitant on the Contract Date. You may not add or remove the Annuitant(s) after the Contract Date unless the removal is pursuant to a court order.

Your eligibility for benefits under the Guaranteed Withdrawal Benefit For Life feature is determined by the age of the Annuitant(s).

The GWB Amount that is available once you are eligible under the Guaranteed Withdrawal Benefit For Life feature depends on a number of factors, including the number of Annuitants on the Contract Date and the age of the youngest Annuitant when your first withdrawal is made.

If an Annuitant's age has been misstated we will adjust the GWB Amount to reflect the actual age.

If we have previously overpaid GWB Amounts and the GWB Amounts have been converted to an annuity income option as described in the Conversion of GWB Amount Payments provision of this Contract, we will suspend any future GWB Amounts from the Contract Value each Contract Year until we have recovered the amount of the overpayment. If the Contract has terminated, we reserve the right to recover the amount of any overpayment from your estate.

If we have previously underpaid GWB Amounts and the GWB Amounts have been converted to an annuity income option as described in the Conversion of GWB Amount Payments provision of this Contract, we will make a lump sum payment equal to the amount previously underpaid plus interest at 6% per annum, compounded annually. The previously underpaid GWB Amount will be deducted from the Contract Value.

If you choose to receive Annuity Income using the Contract Value and annuity purchase rates, the amount of monthly annuity income payments depends on a number of factors, including each Annuitant's age and sex.

If an Annuitant's age or sex has been misstated we will adjust the amount of monthly Annuity Income to reflect the actual age and/or sex.

If we have previously overpaid monthly Annuity Income, we will withhold monthly Annuity Income until we have recovered the amount of the overpayment. If Annuity Income payments have ended, we will recover the amount of any overpayment from the estate(s) of the Annuitant(s).

If we have previously underpaid monthly Annuity Income, we will make a lump sum payment equal to the amount previously underpaid, plus interest at 6% per annum, compounded annually.

Beneficiaries

The Owner(s) name(s) a Beneficiary or Beneficiaries in the application, and can change Beneficiaries later.

If the Contract has a joint Annuitant, the joint Annuitant will be treated as the primary Beneficiary over any other named Beneficiaries unless the Contract is owned by a trust. For a Contract owned by a trust, the trust must be named as the sole Beneficiary.

If all the Owners die before the Annuity Date, we will pay the Contract Value, less any applicable taxes, to the Beneficiary or Beneficiaries who survive all the Owners. If a Beneficiary survives all the Owners but does not live long enough to receive payment from us, we will pay the Beneficiary's estate.

Owner(s) must indicate in percentages what portion of the Contract each Beneficiary is to receive. If the total does not equal 100%, each Beneficiary's share will be determined by using a fraction, the numerator of which is the stated percentage for that Beneficiary, and the denominator of which is the total of the percentages indicated by the Owner(s).

Beneficiary designations must be in a form acceptable to us.

After the death of all the Owners and Annuitants, each Beneficiary has the right to withdraw their share of the Contract Value, as detailed below.

Before we make a payment to any Beneficiary, we must receive at our Annuity Service Center due proof of death (generally a death certificate) for each Owner and any required tax withholding and other forms.

We may seek to obtain a death certificate directly from the appropriate governmental body if we believe that any Owner may have died.

At the close of the Valuation Period in which we receive the death certificate(s), we will transfer any portion of the Contract Value that is in the Investment Options to the Money Market Investment Option.

Once we have determined the number of Beneficiaries who will share in the Contract Value, a Beneficiary who has returned all required documentation to us (including tax withholding and other forms) will be able to transfer his or her share of the Contract Value among the Investment Options.

We will not pay any Beneficiary until we have determined the number of Beneficiaries entitled to receive payment. This is to prevent us from overpaying one Beneficiary before making payment to other Beneficiaries.

Once we have received due proof of death and have determined the number of Beneficiaries to be paid, we will, upon written request received at our Annuity Service Center, pay any Beneficiary who has provided us with required tax withholding and other forms. We will then have no further obligations to that Beneficiary.

If a Beneficiary has been designated to receive a specified fraction of the Contract Value, we will pay that fraction as determined on the date of payment. For example, if there are two Beneficiaries and each is designated to receive 50%, the first Beneficiary to receive payment would receive 50% of the Contract Value on the date the payment is made, and the other Beneficiary would later receive the remainder, which might be worth more or less than what was paid to the first Beneficiary.

GENERAL PROVISIONS

Entire Contract

This Contract is the entire contract between You and us. No change in or waiver of the provisions of the Contract is valid unless the change or waiver is signed by the President or the Secretary or Assistant Secretary of Empire Fidelity Investments Life Insurance Company.

Written Notice to the Annuity Service Center

You may send any required notices in writing to our Annuity Service Center. Some notices may also be made through our website, www.fidelity.com. However, our website may not be able to accept all types of notice.

If the website is not available to receive a particular type of notice, you will need to send it to the Annuity Service Center. Whenever any notice is required under the Contract, we will not be liable for any action we take before proper notice is received at our Annuity Service Center or through our website.

Misstatement of Age or Sex

If an Annuitant's age or sex has been misstated we will adjust the amount of monthly annuity income to reflect the actual age and/or sex as described in the Annuitants provision of this Contract.

Reports to Owner(s)

Before the Annuity Date, we will send you a statement showing your Contract Value and Surrender Value four times each year.

Each quarterly statement will also contain a summary of all transactions in your Contract since the previous statement.

You should immediately verify the accuracy of the information contained in these statements, and in the confirmations you may receive for individual transactions. If you find a discrepancy with respect to any transaction, you should notify us at our Annuity Service Center immediately.

We will not be responsible for losses after fifteen calendar days from the first time we mail any statement or confirmation containing details of the transaction.

Also, twice each year we will send you semiannual reports for the Variable Account containing financial information for the Variable Account and lists of securities held by the Funds, as required by the Investment Company Act of 1940.

Protection of Proceeds

Payments under this Contract may not be assigned by any Beneficiary before they become payable. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Basis of Values

All values are at least as great as those required by the law of the state in which this Contract is delivered.

Non-Participating

This Contract does not participate in the profits or surplus of Empire Fidelity Investments Life Insurance Company.

Assignment

A Qualified Contract may not be assigned.

A Non-qualified Contract may not be sold, gifted, transferred, or assigned, and any purported gift, transfer or assignment will be void, except as follows: (a) the Contract may be assigned to an insurance company, regulated as such under the insurance laws of one of the United States, solely for the purpose of effecting a tax-free exchange under section 1035 of the Internal Revenue Code; (b) a Contract owned by a revocable grantor trust may be transferred to the grantor; and (c) a Contract owned by one individual may be transferred to a revocable grantor trust of which the individual is the grantor.

Notification of Death

We are not responsible for any action we take before we are notified of a death. If there are two Owners, the survivor is responsible for informing us of the other Owner's death. Both Owners are responsible for notifying us of the death of any Annuitant if the Annuitant's death occurs before the Annuity Date.

If all the Owners die, the Beneficiaries are responsible for notifying us of the death(s). If we provide too many GWB Amount payments or annuity income payments because we are not notified of an Annuitant's death, we may take legal action to recover the overpayment.

Proof of Survival

If any payment under this Contract depends on an Annuitant or other recipient being alive on a given date, we may require proof of survival before making the payment.

Voting Rights

We currently vote shares of the Funds owned by the Variable Account according to your instructions.

However, if the Investment Company Act of 1940 or any related regulations or interpretations should change, and we decide that we are permitted to vote the shares of the Funds in our own right, we will do so.

We calculate the number of shares that you may instruct us to vote by dividing your Contract Value in an Investment Option by the net asset value of one share of the corresponding Fund. Fractional votes are counted.

We reserve the right to modify the manner in which we calculate the weight to be given to your voting instructions where such a change is necessary to comply with then current federal regulations or interpretations of those regulations.

We will determine the number of shares you can instruct us to vote 90 days or less before the applicable Fund shareholder meeting. At least 14 days before the meeting we will send you material by mail for providing us with your voting instructions.

If we do not receive your voting instructions in time, we will vote the shares in the same proportion as the instructions we receive from other Owners. We will also vote in the same proportionate manner any shares we hold in the Variable Account that are not attributable to Owners.

Under certain circumstances, we may be required by state regulatory authorities to disregard voting instructions. This may happen if following such instructions would change the sub-classification or investment objectives of a Fund, or result in the approval or disapproval of an investment advisory contract.

Under federal regulations, we may also disregard instructions to vote for Owner-initiated changes in investment policies or the investment advisor if we disapprove of the proposed changes. We would disapprove a proposed change only if it were contrary to state law, prohibited by state regulatory authorities, or if we decided that the change would result in overly speculative or unsound investments. If we ever disregard voting instructions, we will include a summary of our actions in the next semiannual report

ANNUITY TABLES

DOLLAR AMOUNT OF THE ANNUITY INCOME

FOR EACH $1,000 APPLIED

Guaranteed Monthly Fixed Income

SINGLE LIFE ANNUITY WITH 120 MONTHS GUARANTEED

ANNUITANT

AGE	MALE	FEMALE
60	3.18	2.93
61	3.26	2.99
62	3.34	3.07
63	3.43	3.14
64	3.52	3.22
65	3.61	3.30
66	3.71	3.39
67	3.82	3.49
68	3.93	3.58
69	4.05	3.69
70	4.17	3.80
71	4.30	3.91
72	4.44	4.03
73	4.58	4.16
74	4.72	4.30
75	4.88	4.44
76	5.03	4.59
77	5.20	4.75
78	5.37	4.92
79	5.54	5.10
80	5.72	5.28
81	5.90	5.47
82	6.08	5.67
83	6.26	5.87
84	6.45	6.07
85	6.63	6.28
86	6.81	6.49
87	6.99	6.70
88	7.16	6.90
89	7.33	7.10
90	7.49	7.29
91	7.64	7.47
92	7.78	7.64
93	7.91	7.79
94	8.03	7.93
95	8.14	8.05

JOINT AND SURVIVOR LIFE ANNUITY WITH 120 MONTHS GUARANTEED

MALE
ANNUITANT	FEMALE ANNUITANT AGE
AGE	60	65	70	75	80	85	90	95
60	2.62	2.77	2.90	3.01	3.08	3.13	3.16	3.17
65	2.72	2.93	3.12	3.29	3.43	3.52	3.57	3.60
70	2.80	3.06	3.33	3.59	3.81	3.98	4.08	4.14
75	2.85	3.16	3.50	3.87	4.21	4.50	4.70	4.81
80	2.88	3.22	3.63	4.09	4.58	5.04	5.38	5.58
85	2.90	3.26	3.71	4.25	4.88	5.52	6.05	6.38
90	2.92	3.29	3.76	4.35	5.08	5.88	6.60	7.09
95	2.92	3.30	3.78	4.41	5.20	6.11	6.98	7.60

Basis = Annuity 2000 Mortality Table, 1.0% annual interest.

The amount of annuity income for any age or combination of ages not shown in the Annuity Tables will be furnished on request.

ANNUITY TABLES

DOLLAR AMOUNT OF THE ANNUITY INCOME

FOR EACH $1,000 APPLIED

Guaranteed Monthly Fixed Income

SINGLE LIFE ANNUITY WITH CASH REFUND

ANNUITANT

AGE	MALE	FEMALE
95	7.13	6.97

JOINT AND SURVIVOR LIFE ANNUITY WITH CASH REFUND

MALE

ANNUITANT	FEMALE ANNUITANT AGE
AGE	60	65	70	75	80	85	90	95
60	n/a	n/a	n/a	n/a	n/a	n/a	n/a	2.84
65	n/a	n/a	n/a	n/a	n/a	n/a	n/a	3.13
70	n/a	n/a	n/a	n/a	n/a	n/a	n/a	3.50
75	n/a	n/a	n/a	n/a	n/a	n/a	n/a	3.96
80	n/a	n/a	n/a	n/a	n/a	n/a	n/a	4.52
85	n/a	n/a	n/a	n/a	n/a	n/a	n/a	5.19
90	n/a	n/a	n/a	n/a	n/a	n/a	n/a	5.91
95	n/a	n/a	n/a	n/a	n/a	n/a	n/a	6.53

Basis = Annuity 2000 Mortality Table, 1.0% annual interest.

The amount of annuity income for any age or combination of ages not shown in the Annuity Tables will be furnished on request.

EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

New York, New York

DEFERRED VARIABLE ANNUITY

Modified Single Purchase Payment

Variable Accumulation Values

Fixed Annuity Income Payments

Guaranteed Withdrawal Benefit For Life

Nonparticipating

Home Office:

200 Liberty Street
One World Financial Center
New York, NY 10281

Customer Assistance:

Annuity Service Center
[P.O. Box 770001
Cincinnati, OH 45277-0051]
[800-892-7676]

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.